Certain identified information has been excluded from this exhibit because it is not material and would cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO

FUND SERVICES AGREEMENT

THIS AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of October 1, 2016, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), Arrow Investments Trust, a Delaware statutory trust, and Arrow ETF Trust, a Delaware statutory trust (each a “Trust” and together the “Trusts”).

WHEREAS, GFS seeks the Trusts’ approval of an increase in the FIN 48 Compliance Fee as set forth in Appendix III to that certain Fund Services Agreement dated June 11, 2015, by and between GFS and the Trusts (the “Agreement”) from $[fee] per fund per calendar quarter to $[fee] per fund per calendar quarter in order to cover GFS’s cost of providing FIN 48 compliance services; and

WHEREAS, GFS seeks the Trusts’ approval of an increase in the fees charged for securities quotations, also as set forth in Appendix III to the Agreement, in order to cover the increased cost to GFS of obtaining such quotations; and

WHEREAS, the Trusts’ Board of Trustees is agreeable to the aforementioned fee increases.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)	The Agreement hereby is amended by inserting the following language in Appendix III, which language shall supersede any existing references to FIN 48 compliance fees:

“FIN 48 Compliance fee. Each Fund shall pay GFS [Fee] for FIN 48 Compliance.”

(b)	Appendix III to the Agreement hereby is amended by deleting all references to “Price Quotes” and the fees charged to obtain securities quotations and replacing such references with the following:

[Fee]

2.       Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.
(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ARROW INVESTMENTS TRUST	GEMINI FUND SERVICES, LLC
By: /s/ Joseph Barrato	By: /s/ Kevin Wolf
Name: Joseph Barrato	Name: Kevin Wolf
Title: President	Title: President

ARROW ETF TRUST

By: /s/ Joseph Barrato

Name: Joseph Barrato

Title: President